Exhibit 99.1
For Immediate Release
CONTACTS:
Media:
 Siobhan MacDermott
 McAfee, Inc.
 (415) 299-2945
 siobhan_macdermott@mcafee.com
Investors:
 Kelsey Doherty
 McAfee, Inc.
 (917) 842-0334
 Kelsey_doherty@mcafee.com
MCAFEE, INC. NAMES DAVE DEWALT TO SERVE AS CEO AND PRESIDENT
SANTA CLARA, Calif., March 5, 2007—McAfee, Inc. (NYSE: MFE) today announced that its board of directors has named Dave DeWalt, 42, to serve as the company’s chief executive officer and president. He will start effective April 2nd, 2007 and is also expected to be appointed to serve as a member of the McAfee board of directors.
     Mr. DeWalt was most recently executive vice president and president of Customer Operations for EMC Corporation (NYSE: EMC), where he oversaw customer operations worldwide including Global Sales and Services. In addition, he most recently managed the Documentum content management business. Previously, Mr. DeWalt was the President of the EMC Software Group, a multi-billion dollar software division within EMC, where he oversaw business operations, product development, and customer operations. Under Mr. DeWalt’s leadership, the software business grew to one of the 10 largest software businesses in the world. Mr. DeWalt joined EMC in 2003 when EMC acquired Documentum, the global leader in content management software, where he served as president and CEO since 2001. Mr. DeWalt led the company through 13 consecutive record quarters and sold the company to EMC in a transaction valued at approximately $1.7 billion dollars.
     Mr. DeWalt’s more than 20 years in the technology industry span engineering, product management, marketing, and sales management. Successful leadership positions at Oracle Corporation, Quest Software, Eventus Software, and Segue Software helped him be named one of the Top 25 most influential executives in high technology by the readers of the industry publication, CRN. He received his B.S. in Computer Science and Electrical Engineering from the University of Delaware in 1986.
     Dale Fuller, who served as McAfee’s interim president and CEO, will resign his position effective April 1st, 2007 and will serve as an advisor to Mr. DeWalt for a period of time to assist with the transition. Mr. Fuller joined McAfee’s board in January 2006, and was named interim president and CEO in October 2006. Mr. Fuller will continue to serve on McAfee’s board of directors.
     “Dave brings strong execution skills, a proven ability to lead top performing teams and an excellent track record in driving shareholder value to McAfee,” said Chuck Robel, non-executive Chairman of McAfee.
About McAfee, Inc.
McAfee Inc., the leading dedicated security technology company, headquartered in Santa Clara, California, delivers proactive and proven solutions and services that secure systems and networks around the world. With its unmatched security expertise and commitment to innovation, McAfee empowers home users, businesses, the public sector, and service providers with the ability to block attacks, prevent disruptions, and continuously track and improve their security. http://www.mcafee.com.
###
NOTE: All product and company names herein may be trademarks of their respective owners. McAfee, VirusScan, AntiSpyware and Avert are registered trademarks of McAfee, Inc. and/or its affiliates in the US and/or other countries. McAfee Red in connection with security is distinctive of McAfee brand products. All other registered and unregistered trademarks herein are the sole property of their respective owners. © 2007 McAfee, Inc. All rights reserved.

2